Exhibit 10.5

[Akebia Letterhead]
June 22, 2022

By _Email

David Spellman
[Address]

Dear Dave:

I am pleased to offer you this Retention Agreement in recognition of your significant value to Akebia Therapeutics, Inc. (the “Company”) and as an additional incentive for you to remain with the Company on the terms set forth below.

1.    Retention Bonus. You will be eligible to receive a Retention Bonus pursuant to the terms and conditions set forth in Exhibit A.

2.    At-Will Employment. Your employment will remain at will, and thus your employment may be modified or terminated with or without cause or notice, subject to the terms of this Retention Agreement. In addition, if the Company does not provide you with a written offer to become the Company’s Chief Operating Officer by February 1, 2023, you may terminate your employment with the Company for Good Reason under the terms of your Executive Severance Agreement with the Company dated June 29, 2020 if you provide a minimum of sixty (60) days’ written notice of your resignation date by February 15, 2023 and you stay employed through such resignation date.

3.    Confidentiality. You agree to keep confidential and not publicize or disclose the existence and terms of this Retention Agreement, other than to (a) an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made aware of these confidentiality obligations; or (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law.

4.    Assignment. Except as otherwise provided herein, this Retention Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and you and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Retention Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.

5.    Miscellaneous. This Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between the Company and you with respect to your retention with the Company. For the avoidance of doubt, any Employee Agreement or Executive Severance Agreement between you the Company shall remain in full force and effect. No variations or modifications of this Agreement shall be deemed valid unless in writing and signed by the Company and you. The provisions of this Agreement are severable, and if for any reason any part shall be found to be unenforceable, the remaining provisions shall be enforced in full. Unless otherwise prohibited by law, the validity, interpretation and performance of this Agreement, and all other matters relating to your employment and separation of employment from the Company, shall be governed by and construed in accordance with the laws of the

David Spellman
June 22, 2022
Page 2 of [Page]

Commonwealth of Massachusetts, without giving effect to conflict of law principles. Unless otherwise prohibited by law, both parties agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and (b) the terms and provisions of this Agreement or its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction. Unless otherwise prohibited by law, you and the Company agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

We are pleased to be able to offer you this Retention Agreement and look forward to your continuing commitment and focus on fulfilling your responsibilities. Please feel free to reach out to me should you have any questions.

Very truly yours,

AKEBIA THERAPEUTICS, INC.

/s/ John P. Butler
John P. Butler
President and Chief Executive Officer

Accepted and Agreed To Under Seal:

/s/ David Spellman
DAVID SPELLMAN

Dated: June 22, 2022 (the “Effective Date”).